EXHIBIT n

                                   RULE 18F-3
                                MULTI-CLASS PLAN

                         AETNA VARIABLE PORTFOLIOS, INC.

                                   RULE 18F-3

                                MULTI-CLASS PLAN

INTRODUCTION:
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         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), the following plan ("Plan") sets forth the separate class arrangements and expense allocations as well as the exchange privileges of each class of shares issued by the portfolios set forth below ("Portfolios"), which Portfolios are included in Aetna Variable Portfolios, Inc. (the "Fund"). Except as described below, each class has the same rights and obligations as each other class as required by Rule 18f-3.

TERMS OF THE PLAN:
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         The Plan applies to the following Portfolios of the Fund:

         Aetna Growth VP

         Aetna International VP

         Aetna Small Company VP

         Aetna Value Opportunity VP

         Aetna Technology VP

         Aetna Index Plus Large Cap VP

         Aetna Index Plus Mid Cap VP

         Aetna Index Plus Small Cap VP

1.   Class Designations:
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         The shares of the Portfolios are divided into two classes, Class R and Class S.

2.   Differences in Distribution Arrangements:
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         a.  Class R Shares.
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         Class R shares are distributed with no sales charges, distribution fees or service fees.

         b.  Class S Shares.
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         Class S shares are distributed with no sales charges. Class S shares of each Portfolio are subject to a distribution fee of 0.25% of the average daily net assets attributable to Class S shares. This fee is imposed pursuant to a Distribution Plan adopted under Rule 12b-1 under the 1940 Act.

3.   Expense Allocation:
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         In addition to the distribution fee described above, the following expenses shall be allocated, to the extent applicable and practicable, on a class-by-class basis:

         (1) expense of administrative personnel and services required to support the shareholders of each class;
         (2)   transfer agency fees payable by each class;
         (3) costs of printing the prospectuses or proxies relating to those classes;
         (4) Securities and Exchange Commission and any "Blue Sky" registration fees;
         (5)   litigation or other legal expenses; and
         (6) directors' fees incurred as a result of issues related to a particular class.

         Income, realized and unrealized capital gains and losses, and expenses, other than those allocated as described in paragraph 3, of each Portfolio are allocated to a particular class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

4.  Waivers and Reimbursements:
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         Expenses may be waived or reimbursed by the Fund's investment adviser, its principal underwriter, or any other provider of services to a Portfolio or the Fund without the prior approval of the Board of Directors of the Fund, to the extent permissible under applicable law.

5.   Exchange Privileges:
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         Each class of shares may be exchanged for shares of the same class in another Portfolio. Currently, shares of each class may be exchanged at the net asset value for shares of any other Portfolio of the same class, provided the shares to be acquired in the exchange are, as may be necessary, qualified for sale in the shareholder's state of residence and subject to minimum investment requirements.

6.   Voting Rights:
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         Each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements. Furthermore, each class shall have separate voting rights on any matter to be submitted to shareholders in which the interests of one class differ from the interests of any other class.

7.  Amendments:
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         The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3.

Effective:        July 16, 2001